ARC DOCUMENT SOLUTIONS, INC.
STOCK OPTION AGREEMENT
ARC Document Solutions, Inc. (the “Company”) hereby grants the following stock option pursuant to its 2021 Incentive Plan. The terms and conditions attached hereto are also a part hereof.
Notice of Grant

Name of optionee (the “Participant”):
Grant Date:
Incentive Stock Option or Nonstatutory Stock Option:
Number of shares of the Company’s Common Stock subject to this option (“Shares”):
Option exercise price per Share:
Number, if any, of Shares that vest immediately on the grant date:
Shares that are subject to vesting schedule:
Vesting Start Date:
Final Exercise Date:
Vesting Schedule:

Vesting Date:	Number of Options that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

This option satisfies in full all commitments that the Company has to the Participant with respect to the issuance of stock, stock options or other equity securities.

ARC Document Solutions, Inc.
Signature of Participant
Street Address	By: Name of Officer: Title:
City/State/Zip Code

ARC Document Solutions, Inc.
Stock Option Agreement
Incorporated Terms and Conditions
1.Grant of Option.
This agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein and in the Company’s 2021 Incentive Plan (the “Plan”), the number of Shares set forth in the Notice of Grant of common stock, $0.001 par value per share, of the Company (“Common Stock”), at the exercise price per Share set forth in the Notice of Grant. Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”).
The option evidenced by this agreement is intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”) to the maximum extent permitted by law, solely to the extent designated as an incentive stock option in the Notice of Grant. Except as otherwise indicated by the context, the term “Participant”, as used in this option, shall be deemed to include any person who acquires the right to exercise this option validly under its terms.
2.Vesting Schedule.
This option will become exercisable (“vest”) in accordance with the vesting schedule set forth in the Notice of Grant.
The right of exercise shall be cumulative so that to the extent the option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this option under Section 3 hereof or the Plan.
3.Exercise of Option.
(a)Form of Exercise. Each election to exercise this option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of shares covered hereby, provided that no partial exercise of this option may be for any fractional share.
(b)Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this option may not be exercised unless the Participant, at the time he or she exercises this option, is, and has been at all times since the Grant Date, an employee, director or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

(c)Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this option shall be exercisable only to the extent that the Participant was entitled to exercise this option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment contract, any non-competition, non-solicitation, confidentiality or assignment agreement to which the Participant is a party, or any other agreement between the Participant and the Company, the right to exercise this option shall terminate immediately upon such violation.
(d)Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for “cause” as specified in paragraph (e) below, this option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this option shall be exercisable only to the extent that this option was exercisable by the Participant on the date of his or her death or disability, and further provided that this option shall not be exercisable after the Final Exercise Date.
(e)Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment is terminated by the Company for Cause (as defined in below), the right to exercise this option shall terminate immediately upon the effective date of such termination of employment. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment by the Company for Cause, and the effective date of such employment termination is subsequent to the date of delivery of such notice, the right to exercise this option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s employment shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of employment (in which case the right to exercise this option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the Participant is subject to an individual employment agreement with the Company or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan or arrangement contains a definition of “cause” for termination of employment, “Cause” shall have the meaning ascribed to such term in such agreement, plan or arrangement. Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.Tax Matters.
(a)Withholding. No Shares will be issued pursuant to the exercise of this option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company for payment of, any federal, state or local withholding taxes required by law to be withheld in respect of this option.
(b)Disqualifying Disposition. If this option is an incentive stock option and the Participant disposes of Shares acquired upon exercise of this option within two years from the Grant Date or one year after such Shares were acquired pursuant to exercise of this option, the Participant shall notify the Company in writing of such disposition.
5.Transfer Restrictions; Clawback.
(a)This option may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this option shall be exercisable only by the Participant.
(b)In accepting this option, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future.

6.Miscellaneous.
(a)     Amendment to the Plan; Additional Grants. The Participant understands and acknowledges that (i) the Plan is entirely discretionary, (ii) the Company has reserved the right to amend, suspend or terminate the Plan at any time, (iii) the grant of an option does not in any way create any contractual or other right to receive additional grants of options (or benefits in lieu of options) at any time or in any amount and (iv) all determinations with respect to any additional grants, including (without limitation) the times when options will be granted, the number of shares offered, the exercise price and the vesting schedule, will be at the sole discretion of the Company.
(b)    Compensation. The value of this option shall be an extraordinary item of compensation outside the scope of the Participant’s employment contract, if any, and shall not be considered a part of the Participant’s normal or expected compensation for purposes of calculating severance, resignation, redundancy or end-of-service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.
(c)    Sharing of Participant Information.
(1)     The Participant hereby authorizes and directs the Company to any subsidiary any information regarding the Participant’s employment, the nature and amount of the Participant’s compensation and the fact and conditions of the Participant’s participation in the Plan, as the Company deems necessary or appropriate to facilitate the administration of the Plan.
(2)     The Participant consents to the collection, use and transfer of personal data as described in this Section 6. The Participant understands and acknowledges that the Company and its subsidiaries hold certain personal information regarding the Participant for the purpose of managing and administering the Plan, including (without limitation) the Participant’s name, home address, telephone number, date of birth, social security (or social insurance) number, salary, nationality, job title, any shares or directorships held in the Company and details of all options or any other entitlements to shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (the “Data”). The Participant further understands and acknowledges that the Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan and that the Company and/or any subsidiary may each further transfer Data to any third party assisting the Company in the implementation, administration and management of the Plan. The Participant understands and acknowledges that the recipients of Data may be located in the United States or elsewhere. The Participant authorizes such recipients to receive, possess, use, retain and transfer Data, in electronic or other form, for the purpose of administering the Participant’s participation in the Plan, including a transfer to any broker or other third party with whom the Participant elects to deposit shares acquired under the Plan of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on the Participant’s behalf. The Participant may, at any time, view the Data, require any necessary modifications of Data or withdraw the consents set forth in this Section 6 by contacting the Corporate Human Resources Department of the Company in writing.
7.Provisions of the Plan.
This option is subject to the provisions of the Plan (including the provisions relating to amendments to the Plan), a copy of which is furnished to the Participant with this option.

ANNEX A
ARC Document Solutions, Inc.
Stock Option Exercise Notice
ARC Document Solutions, Inc.
12657 Alcosta Blvd, Suite 200
San Ramon, CA 94583

Dear Sir or Madam:
I,                  (the “Participant”), hereby irrevocably exercise the right to purchase          shares of the Common Stock, $0.001 par value per share (the “Shares”), of ARC Document Solutions, Inc. (the “Company”) at $     per share pursuant to the Company’s 2021 Incentive Plan and a stock option agreement with the Company dated          (the “Option Agreement”). Enclosed herewith is a payment of $        , the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature
Print Name:
Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):